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                                                                    EXHIBIT 99.1

INVESTOR CONTACT:            MEDIA CONTACT:
Scott Wylie                  Anna del Rosario
Altera Corporation           Altera Corporation
(408) 544-6996               (408) 544-7496
swylie@altera.com            adelrosa@altera.com


                             ALTERA WINS KEY RULINGS
                         IN LITIGATION WITH CLEAR LOGIC

SAN JOSE, CALIF., October 22, 2001--Altera Corporation (Nasdaq: ALTR) today announced that the United States District Court for the Northern District of California ruled in its favor on October 16, 2001, stating that "using the bitstream [from Altera's MAX+PLUS(R) II software] to program a Clear Logic device violates Altera's software license." The ruling is part of ongoing litigation brought by Altera against Clear Logic alleging that Clear Logic has unlawfully interfered with Altera's customer relations and unlawfully appropriated Altera's registered mask work technology.

Erik Cleage, Altera's senior vice president, marketing, said today, "Altera is gratified that the court has resolved a key element of our dispute with Clear Logic. We believe the judge correctly found that it is a violation of our software license to use Altera's MAX+PLUS II software to program non-Altera devices and, specifically, that using the bitstream to program a Clear Logic device violates Altera's software license. We look forward to a prompt and speedy resolution of the remaining issues in the case."

COURT DENIES CLEAR LOGIC'S MOTION FOR SUMMARY JUDGMENT

The court denied Clear Logic's motion for summary judgment of Altera's claims for tortious interference with Altera's software license. In denying Clear Logic's motion for summary judgment, the court ruled:

"The Court rejects Clear Logic's arguments because the unambiguous language of the software license provides that the Altera software may only be used to program an Altera device. If the software is used to create a bitstream, which in turn is used to program a Clear Logic device, the software has necessarily been used to program the Clear Logic device. Therefore, using the bitstream to program a Clear Logic device violates Altera's software license."

COURT GRANTS ALTERA'S MOTION FOR SUMMARY JUDGMENT

The court's order also granted Altera's motion for summary judgment against Clear Logic's claims of unfair competition. As noted by the Court, Clear Logic had claimed that "Altera has unfairly competed with Clear Logic by falsely telling customers that it would be a breach of the use restriction for those customers to send the bitstream to Clear Logic for the purpose of programming a Clear Logic device." The court disposed of Clear Logic's claim, stating:

"As discussed above, the Court finds that the software use restriction prohibits use of the software for programming non-Altera devices. Therefore, Altera's statements to the public were accurate."

                                     (more)

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Copies of the court's order can be requested from the United States District
Court for the Northern District of California at 280 South First Street, San Jose, California (408-535-5364).

LITIGATION BACKGROUND

On November 16, 1999, Altera filed suit against Clear Logic, Inc. in Federal District Court in San Jose. Altera alleged that Clear Logic unlawfully appropriated Altera's registered mask work technology in violation of the federal mask work statute and that Clear Logic unlawfully interfered with Altera's customer relations. The suit asked for compensatory damages, punitive damages, and an injunction to stop Clear Logic from unlawfully using Altera's technology.

ABOUT ALTERA CORPORATION

Altera Corporation, The Programmable Solutions Company(R), was founded in 1983 and is a leading supplier of programmable logic devices (PLDs). Altera's CMOS-based PLDs are user-programmable semiconductor chips that enhance flexibility and reduce time-to-market for companies in the communications, computer peripheral, and industrial markets. By using high-performance devices, software development tools, and sophisticated intellectual property cores, system-on-a-programmable-chip (SOPC) solutions can be created with embedded processors, memory, and other complex logic together on a single PLD. Altera common stock is traded on the Nasdaq Stock Market under the symbol ALTR. More information on Altera is available on the Internet at http://www.altera.com.


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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations, and all other words and logos that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries. All other product or service names are the property of their respective holders. All rights reserved.